UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2013, the board of directors (the “Board”) of Impax Laboratories, Inc. (the “Company”) announced that Dr. Larry Hsu plans to retire as President and Chief Executive Officer of the Company. Dr. Hsu is expected to remain with the Company in his current position until a replacement has been appointed. Dr. Hsu is also expected to remain as a member of the Board.

In connection with his retirement, Dr. Hsu entered into a Separation Agreement with the Company dated June 24, 2013 (the “Agreement”). Pursuant to the Agreement, the Company will provide Dr. Hsu with certain termination benefits and payments consisting of the following: (i) cash payments in an aggregate amount equal to two times Dr. Hsu’s base salary as of Dr. Hsu’s retirement date; (ii) cash payments in an aggregate amount equal to two times Dr. Hsu’s average annual bonus paid for each completed fiscal year since January 1, 2010; (iii) if the date of Dr. Hsu’s retirement occurs during the second, third or fourth fiscal quarter, a lump sum cash payment to be paid no later than March 15 of the calendar year following his retirement in an amount equal to the pro rata portion of Dr. Hsu’s target bonus for the year of his retirement, with the final amount to be determined based on the achievement of the Company’s performance goals; (iv) continued health insurance benefits for Dr. Hsu and his dependents for up to 24 months following the date of his retirement; (v) acceleration of the vesting of Dr. Hsu’s stock options and restricted stock awards that would have vested had Dr. Hsu remained continuously employed by the Company until the first anniversary of the date of his retirement; and (vi) an extension of the period within which Dr. Hsu may exercise each vested and unexpired stock option held by him as of the date of his retirement until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the later of (1) the second anniversary of the date of his retirement and (2) the first anniversary of his departure from the Board. The cash payments described in subparts (i) and (ii) above are to be paid in equal installments over a period of 12 consecutive months from the date of Dr. Hsu’s retirement in accordance with the Company’s normal payroll practices. In the event that a Change in Control (as defined in the Employment Agreement between Dr. Hsu and the Company dated January 1, 2010) of the Company occurs during the 60-day period following June 24, 2013, then (A) each of the cash payments described in subparts (i) and (ii) above shall be calculated at two and one half times the applicable base salary and average annual bonus, respectively, instead of two times, and (B) in lieu of the acceleration described in subpart (v) above, the Company, or its successor, shall accelerate the vesting of all unvested stock options and restricted stock awards held by Dr. Hsu as of the date of his retirement. In order to be entitled to the termination benefits and payments described above, Dr. Hsu must provide a general release to the Company that becomes effective and irrevocable within 60 days after his retirement date. The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013. A copy of Dr. Hsu’s Employment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2013	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons
Name: Bryan M. Reasons
Title: Senior Vice President, Finance and
Chief Financial Officer